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                                                                     Exhibit 13

                               PURCHASE AGREEMENT


         The Eureka Funds (the "Funds"), a Massachusetts business trust, and BISYS Fund Services, Inc., a Delaware corporation, hereby agree with each other as follows:

         1. The Funds hereby offer BISYS Fund Services, Inc. and BISYS Fund Services, Inc. hereby purchases 20,000 Trust Shares of Series A units of beneficial interest in the Eureka Prime Money Market Fund, 20,000 Trust Shares of Series B units of beneficial interest in the Eureka U.S. Treasury Obligations Fund, at a price of $1.00 per Share, and 2,000 Trust Shares of Series C units of beneficial interest in the Eureka Investment Grade Bond Fund, 2,000 Trust Shares of Series D units of beneficial interest in the Eureka Global Asset Allocation Fund and 2,000 Trust Shares of Series E units of beneficial interest in the Eureka Equity Fund, (such units of beneficial interest being hereinafter collectively known as "Shares") at a price of $10.00 per Share. BISYS Fund Services, Inc. hereby acknowledges purchase of the Shares and the Funds hereby acknowledge receipt from BISYS Fund Services, Inc. of funds in the amount of $100,000 in full payment for the Shares.

         2. BISYS Fund Services, Inc. represents and warrants to the Funds that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

         3. BISYS Fund Services, Inc. agrees that if it or any direct or indirect transferee of any of the Shares redeems any of the Shares prior to the fifth anniversary of the date the Funds begin their investment activities, BISYS Fund Services, Inc. will pay to the Funds an amount equal to the number resulting from multiplying the Funds' total unamortized organization expenses by a fraction, the numerator of which is equal to the number of Shares redeemed by BISYS Fund Services, Inc. or such transferee and the denominator of which is equal to the number of Shares outstanding as of the date of such redemption, as long as the administrative position of the staff of the Securities and Exchange Commission requires such reimbursement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the ___ day of _________, 1997.


Attest:                                     EUREKA FUNDS

                                            By
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Attest:                                     BISYS FUND SERVICES, INC.

                                            By
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